Exhibit 14

Code of Conduct and Ethics of

SL Industries, Inc.

July 2012

Employment by SL Industries, Inc. or its subsidiaries (collectively, the “Company”) carries with it the duty and responsibility to be constantly aware of the importance of ethical conduct when dealing with competitors, suppliers, customers and other employees. Each of us, whether an employee, officer, director, agent or representative, has an individual responsibility to deal ethically in all aspects of the Company’s business and to comply fully with all applicable laws, regulations, and Company policies. Each individual is expected to assume the responsibility for applying these standards of ethical conduct and for acquainting himself or herself with the various laws, regulations, and group policies applicable to his or her assigned duties. This Code of Conduct and Ethics (the “Code”) is applicable not only to the conduct of each employee of the Company, but also to the conduct of any associate or relative of such employee in regard to the Company. For the purposes of this Code, a relative is any person who is related by blood, marriage or adoption or whose relationship with the employee is similar to that of persons who are related by blood, marriage or adoption. For the purposes of this Code, an associate of a person is (1) a corporation or other entity of which such person is an officer or partner, or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities; and (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such employee serves as trustee or in a similar capacity. In complying with the Company’s Code, each of us is expected to exercise high standards of integrity and good judgment and to apply the following guiding principles:

1. Conflicts of Interests. You must avoid any “conflict of interest”, which occurs when an individual’s private interest interferes in any way, or even appears to interfere, with the interest of the Company as a whole. Such a conflict of interest can arise when (i) you take actions or have an interest that makes it difficult to perform Company work objectively or effectively, (ii) you or your family receive improper personal benefits as a result of your position in the Company and (iii) you or your family receive a loan or a guarantee of an obligation from the Company. To this end, and as set forth in greater detail below, you should never accept any gift, favor, entertainment or anything else of value from a current or prospective person or organization that does or desires to do business with the Company (other than gifts that are consistent with customary business practices, are not gifts of value, would not be viewed as improper by others and do not violate applicable laws or regulations). Should a potential conflict of interest arise, please contact the Company’s Chief Financial Officer. In evaluating whether an actual or contemplated activity may involve a conflict of interest, you should consider:

•	whether the activity would appear improper to an outsider;

•	whether the activity could interfere with your job performance or morale;

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•	whether you have access to confidential Company information or influence over significant Company resources or decisions;

•	the potential impact of the activity on the Company’s business relationships, including relationships with customers, suppliers and service providers; and

•	the extent to which the activity could benefit you or any of your relatives, directly or indirectly.

It is your responsibility to discuss with your direct manager or the Company’s Chief Financial Officer whether a certain activity or relationship creates a conflict of interest.

2. Usurpation of Corporate Opportunities. You owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. You must refrain from taking part or exercising influence in any transaction in which your personal interest may conflict with the best interests of the Company, including (i) taking for yourself personally opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for personal gain, and (iii) competing with the Company.

3. Fair Dealing. You must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

4. Protection and Proper use of Company Assets. You must protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes. You should cooperate with your coworkers and supervisors in the use of the Company’s materials, equipment and facilities, and refrain from using them for non-business purposes.

5. Confidentiality. You must exercise good judgment in the use of information you may acquire in the course of doing Company business including, but not limited to, methods of operations, sales, products, profits, costs, markets, key personnel, licenses, trade secrets and other know-how of the Company. You must maintain the confidentiality of all such information, except when disclosure is authorized or legally mandated.

6. Compliance with Laws, Rules and Regulations. You must comply with all laws, rules, regulations, policies and guidelines applicable to the Company, including, without limitation, insider-trading laws, antitrust laws, anti-corruption, and fair competition laws. You must never induce or encourage employees to engage in illegal or unethical conduct. While you are not expected to have complete mastery of these laws, rules and regulations, you are expected to be able to recognize situations that require you to consult with others to determine the appropriate course of action. If you have a question in the area of legal compliance, you should approach the Company’s Chief Financial Officer immediately.

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7. Equal Opportunity Employment. You must conduct yourself in a manner to provide fair and equal opportunity to all employees regardless of race, color, sex, sexual orientation, religion, age, national origin, veteran’s status or disability and to avoid harassment or unequal treatment of co-employees, as well as to strive to establish and maintain a work environment that is free from intimidation, threats or violent acts and the effects of alcohol and drug abuse.

8. Bribes and Kickbacks.

a. You may not accept cash or its equivalents (e.g., pre-paid shopping cards) from any current or prospective supplier or customer under any circumstances. You may not accept gifts or services from a current or prospective supplier or customer other than as an ordinary social amenity. You may not accept anything that may be construed as a bribe or kickback. A bribe or kickback includes any item intended to obtain favorable treatment by improper means. You may not solicit gifts or favors of any value from persons or firms with which the Company does, or potentially does, business. Nor may you act in a manner that places any supplier or customer in a position where he or she may feel obligated to make a gift, or provide personal favors in order to do business or to continue to do business with the Company. If a supplier offers you a bribe or kickback, you must report the attempt to your manager or another member of management.

b. Equivalent rules apply to the giving of gifts. With respect to non-government customers, potential customers, suppliers, or candidates for employment, gift-giving is proper only to create good will in support of the Company’s legitimate business interest and so long as the value of such gift is reasonable and appropriate. Gifts should never be offered as bribes, be construed as bribes, or be made for the purpose of influencing or obligating the recipient to do business with the giver. You must always ensure that the giving of any gift does not violate the recipient’s employer’s policies.

c. Unless prohibited by the customer’s own policies, with prior approval of your manager, it is appropriate to pay for a non-government customer’s meals or entertainment, provided that the expenses of doing so are nominal and the meal or entertainment is customary in the local culture. In countries where local customs call for giving gifts to customers or other non-governmental personnel on special occasions, employees, again with prior approval of their manager, may present gifts that are lawful, appropriate and of nominal value. The frequency and timing of any such gifts should always be considered so as not to create the appearance of impropriety.

d. With respect to government personnel or individuals related to government personnel, employees may not provide or pay for, either directly or indirectly, any meal, travel, entertainment, lodging or gift that is not in compliance with the company’s separate Anti-Corruption Compliance Policy. Pursuant to that policy, except in very limited circumstances, the giving of any gift or gratuity to a government employee in violation of the company’s Anti-Corruption Policy may result in severe discipline and could subject both you and the Company to civil and criminal penalties. Even if customary in the local culture, any payment or gift, or any offer, promise, or authorization to make a payment or gift, no matter the value, to a person acting in an official capacity for a government that is designed to influence that individual’s acts or decisions is improper. You must fully comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended.

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e. A gift can include, but is not limited to, cash or its equivalents (e.g., pre-paid shopping cards, checks, etc.), stock or options in stock, use of accommodations (e.g., personal lodges, resorts, homes or condominiums), use of transportation (e.g., vehicles, boats or aircraft), lavish products or entertainment, charitable donations, political contributions, event sponsorships, and assistance in securing loans or paying off loans.

f. An ordinary social amenity is a gift of incidental value (i.e., $50 or less), which could not possibly suggest that it was given or received in order to influence the employee’s judgment. You are permitted to accept customary infrequent gifts of a reasonable restaurant meal or other items of equivalent value, as long as good judgment is exercised in accepting them. If you are unsure about the gift or service offered, explain that Company policy prohibits accepting the gift or service and report the interaction to your manager.

g. You may not use the Company’s funds to give gifts to fellow employees without written approval from a senior manager of the Company.

h. Giving or receiving a gift should never damage the Company’s reputation. Any gift-giving should be fully visible to your manager. It is critical that all Company records (e.g., accounting records, expense reports, etc.) accurately reflect gifts provided to customers, suppliers, partners or other third parties in order to comply with tax and other legal reporting requirements. You may not use an agent, advisor, proxy or other intermediary to provide any gift or payment otherwise prohibited by this policy. This policy applies even when no reimbursement from the Company is sought.

i. If you have a question as to whether an activity is restricted or prohibited, you should contact your direct manager or another member of management or the Company’s Chief Financial Officer before taking any action.

9. Government Customers & Suppliers. An acceptable practice in the private sector business environment may be unacceptable, and even unlawful, in dealing with government employees. Therefore, you must be aware of and adhere to the relevant laws and regulations governing relations between government customers and suppliers. Any questions should be referred to the Company’s Chief Financial Officer.

10. Outside Employment. Working for a competitor or supplier as an employee, consultant or a member of a board of directors is generally prohibited. A competitor is an organization that markets products or services in competition with the Company’s current or potential products or service offerings. You may not perform outside work or solicit such business on the Company’s premises or while working on Company time. Furthermore, you are not permitted to use Company equipment, telephones, materials, resources or proprietary information for any outside work. Failure to comply with the Company’s policy regarding outside employment will be considered misconduct and will be grounds for disciplinary action up to and including termination.

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11. Outside Associations. The Company does not intend to discourage the participation or association of employees in any civic, welfare, political, or similar organizations. If the nature of the association is such that the Company’s name may be publicly identified with the outside organization, it is expected that you will not use the Company’s name to lend weight or prestige to any political party or cause, or to the products or services of any other business. Furthermore, when you speak out on public issues, you must do so as an individual, and not as a representative speaking on the Company’s behalf.

12. Outside Directorships. Any employee invited to serve as a director of an outside company should, before accepting such an offer, obtain approval from their manager and the Chief Financial Officer. In situations of an obviously controversial or sensitive nature, employees are expected to seek the guidance of management before making any commitments that might potentially reflect on the Company.

13. Insider Trading. The Company has adopted an Insider Trading Policy that prohibits trading based on material, non-public information regarding the Company or other companies with which the Company does business (“Inside Information”), including “tipping” others who might make an investment decision on the bases of such Inside Information. The Insider Trading Policy covers all employees of, or consultants or contractors to, the Company, as well as family members of such persons, and others. Trading based on Inside Information is prohibited, and persons who engage in insider trading may be liable under civil and criminal federal and state securities laws. For more information on insider trading, you should refer to the Company’s Insider Trading Policy.

14. Antitrust Compliance - Fair Competition Laws.

a. The purpose of antitrust laws is to encourage competition, which benefits consumers by prohibiting unreasonable restraints on trade. The Company must compete vigorously for business while at the same time adhering to both the letter and spirit of antitrust laws. Any agreement, understanding or arrangement, expressed or implied, formal or informal, in restraint of trade or commerce is prohibited by antitrust laws. All employees must avoid even the appearance of engaging in restraint of trade.

b. The purpose of the fair competition laws, such as the federal and state antitrust, monopoly, fair trade or cartel laws, is primarily to prohibit interference with the natural functioning of a competitive market system. The Company is committed to fully complying with all laws applicable to its businesses and operations. Therefore, all employees are specifically prohibited from entering into any unlawful agreement or conspiracy with any competitor for the purpose of restricting competition illegally, fixing prices, or practicing unjust discrimination between customers, unfair methods of competition, or deceptive trade practices. Employees who engage in such prohibited conduct will be subject to immediate termination.

c. Employees are expected to deal fairly and honestly with customers, suppliers, employees and anyone else with whom they have contact in the course of performing their duties to the Company. Making false or misleading statements about our competitors is prohibited by this Code, inconsistent with our reputation for integrity and harmful to our business. In addition,

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no employee may through improper means acquire proprietary information from others, possess trade secret information, or induce disclosure of confidential information from past or present employees of other companies. Employees may not take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair business practice.

15. Anti-Competitive Situations.

a. Companies may not enter into agreements with other companies, however informally, that are unlawful. One example of such a prohibited agreement is one between competitors to charge the same price for their products. Other examples include: agreements between competitors to divide markets, to divide customers or to control production; or a company’s agreement with its supplier that the supplier will not sell to competitors of the company. These and any other agreements that illegally limit competition are strictly prohibited.

b. To ensure compliance with the fair competition laws, all contracts and agreements between the Company and other persons and companies must be reviewed and approved by the Company’s legal counsel before becoming final. Every operations manager is responsible for being familiar with the antitrust laws and making sure that each employee under his or her direction adheres to those laws.

16. Political Contributions & Activities.

a. The Company will not make contributions or payments to political parties or candidates. Nor will the Company provide any other form of support that may be considered a contribution. Additionally, no employee is authorized to make any direct or indirect political contribution of any kind on behalf of the Company. In making personal political contributions, consideration should not be given to the possibility that such contributions will be helpful to the interest of the Company, nor should they be made for that purpose.

b. The Company cannot legally give employees time off with pay for political activity because it is considered an “in-kind” political contribution. Political activities include any time spent running for public office, serving as an elected official or campaigning for a political candidate or cause. Employees may use their vacation time for such activities in accordance with the procedures governing all vacation scheduling.

17. Additional Requirements. You must conduct yourself in an honest manner and advance the interests of the Company. To this end, you must:

a. Treat all employees with dignity and respect their individual rights;

b. Be mindful of the health and safety of all Company employees;

c. Conduct yourself as a responsible and useful corporate citizen to enhance the communities within which we work;

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d. Never make a payment, contribution, gift or provide services or facilities to a public official on behalf of the Company (you are free to contribute personal time or funds to any political candidate or party without expectation of reimbursement or time off from work to conduct political activities);

e. Make business decisions that are in the best interests of the Company;

f. Fully and fairly disclose the financial condition and results of operations of the Company in accordance with applicable accounting principles, laws, rules and regulations, and in such connection, to keep the books and records of the Company so as to fully and fairly reflect all Company transactions;

g. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to regulatory authorities, as well as in financial government, stockholder and other internal or external reports, certifications, documentation or audits. Specific officers of the Company have been authorized to discuss its affairs with industry analysts, financial analysts, media representatives, government officials, and other outsiders. Only those officers are authorized to discuss Company affairs with such persons. Information relating to the Company that is of a financial nature, or which may be of material importance to investors, may not be disclosed except by the Company’s Chief Financial Officer, President, or its Chief Executive Officer or their respective designees;

h. Implement Company programs, systems, practices or procedures or changes thereto required to enforce this Code and/or to avoid ethical problems; and

i. Promptly report knowledge of any illegal or improper activity or violations of laws, rules, regulations or this Code to the Company’s Confidential Reporting Hotline via the phone numbers or web portal displayed at all the Company facilities. If you think you may be aware of issues such as: financial results that seem inconsistent with business performance, inaccurate financial records (including time and expense reporting), the absence of processes or controls to protect assets, confidential information being released to unauthorized third parties, etc., you should promptly report these issues to the Company’s Chief Financial Officer.

Failure to comply with this Code may result in disciplinary actions, including warnings, suspensions, termination of employment or such other actions as may be appropriate under the circumstances.

Any questions pertaining to this Code are to be directed to the Company’s Chief Financial Officer or the Chairman of the Audit Committee.

The Company will not take any adverse employment action against an employee on the basis of his/her reporting of a known or suspected violation of this Code. Under no circumstance shall any employee who reports a violation of this Code be discharged, demoted, suspended, threatened, harassed, or in any way discriminated against or retaliated against by reason of having made such a complaint or report in good faith.

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The Company will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected.

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CERTIFICATION

I hereby state that I have read the Code of Conduct and Ethics of SL Industries, Inc., dated                     ,              and that I understand my responsibilities thereunder. I agree to abide by the Code of Conduct and Ethics to the best of my ability. I am not aware of any violation, or any possible violation, of the Code of Conduct and Ethics or any applicable law or regulation.

Signature:	Date:

Name (please print):